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                                                                Exhibit 3
                             [FORM OF SELLING AGREEMENT]

                                      AGREEMENT



          AGREEMENT dated as of September ____, 1995, by and between Aetna Life Insurance and Annuity Company (ALIAC) and Oppenheimer Funds Distributor, Inc., (OFDI).


                                      WITNESSETH



          WHEREAS, during the term of its Sub-Distribution Agreement (CLIAC Agreement) with Confederation Life Insurance and Annuity Company (CLIAC), OFDI received certain compensation in connection with deposits made by holders of deferred variable annuity contracts issued by CLIAC ("CLIAC Contracts"); and

          WHEREAS, ALIAC has entered into an Assumption Reinsurance Agreement, dated May 3, 1995, (Assumption Reinsurance Agreement) under which ALIAC intends to assume the CLIAC Contracts and, subject to various regulatory and court approvals, and other conditions, will assume the CLIAC Contracts on the Closing Date of the Assumption Reinsurance Agreement;

          NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, the parties hereto agree as follows:

          A.   Agreements of OFDI.

               (1) OFDI agrees not to undertake or participate in any activities specifically designed to result in replacements of CLIAC Contracts assumed by ALIAC. Nothing contained herein shall prevent or restrict OFDI from acting as general distributor, sub-distributor, marketing agent or in any other capacity in any jurisdiction with respect to any insurance or annuity policies of other insurance companies, whether or not similar or identical to the CLIAC Contracts.

          B.   Agreements of ALIAC.

               If and when ALIAC assumes the CLIAC Contracts:

               (1)  ALIAC  will pay OFDI an amount equal to 62 basis points per annum on any deposits made on or after the Closing Date of the Assumption Reinsurance Agreement by holders of CLIAC Contracts. Such payments will be made on a monthly basis by the tenth day of the following month and shall either be delivered to

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          OFDI's  offices at 3410 S. Galena Street, Denver, CO 80231, Attn:
          Treasurer, wired to a bank account designated by OFDI, or sent as OFDI may otherwise direct in writing. ALIAC will, upon prior notice, make its books and records with respect to calculation of such payments available to OFDI or its accountants for periodic examination.

               (2) ALIAC will retain agent identification of CLIAC Brokers on its records and, to the extent that it is mutually agreed between the CLIAC Broker and ALIAC, to preserve the relationship between the CLIAC Broker and the CLIAC Contract assumed by ALIAC. However, the parties to this Agreement understand that, for good cause (including death of the agent, severance of the agent's registration with the broker/dealer or agent actions inconsistent with preserving the business), ALIAC may be unable to preserve that relationship.

               (3) ALIAC agrees that the names and addresses of the broker/dealers, insurance agents or financial institutions having a sales agreement with OFDI (OFDI Dealers), and of any customer or prospective customer of an OFDI Dealer, that may come to the attention of ALIAC or any company or person affiliated with ALIAC solely as a result of the relationship established by this Agreement or of the relationship established by the CLIAC Agreement and not from any independent source are confidential and should not be used by ALIAC or any company or any company or person affiliated with ALIAC except as may be necessary in connection with the administration of the CLIAC Contracts. In no event shall the names and addresses of any such persons be furnished by ALIAC to any other company or person without OFDI's express written consent. The intent of this paragraph is that ALIAC or companies or persons affiliated with it, shall not utilize, or permit to be utilized, knowledge of OFDI, OFDI Dealers, or prospective customers of OFDI Dealers derived solely as a result of the relationships created under this Agreement. This paragraph shall remain operative and in full force and effect regardless of the termination of this Agreement, and shall survive any such termination.

          C.   Term of Agreement

               (1) Commencing on the Closing Date of the Assumption Reinsurance Agreement, this Agreement will continue in force from year to year, provided that after a term of two (2) years, either party may unilaterally terminate this Agreement at any time without cause upon one hundred and twenty (120) days prior written notice to the other party of its intention to do so. On termination of this Agreement, all authorization, rights and obligations shall cease except (a) the Agreement and provisions contained in part (3) of paragraph B hereof, and (b) the obligation to settle accounts hereunder, including compensation


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          based  on CLIAC Contracts  in effect on  the Closing Date  of the
          Assumption Reinsurance Agreement.

          D.   Governing Law, Notices.

               (1) This Agreement shall be governed by and construed in accordance with the laws of the State of New York and shall be subject to the provisions of the Investment Company Act of 1940, the Securities Exchange Act of 1934 and the rules, regulations and rulings thereunder and of the National Association of Securities Dealers, Inc.

               (2) ALIAC shall promptly give notice to OFDI of the Closing Date of the Assumption Reinsurance Agreement with CLIAC for purposes of fixing the Effective Date of this Agreement.

               (3) Notice given pursuant to any of the provision of this Agreement shall be in writing, shall be deemed to have been given within five days of the date of mailing or on the date of receipt, whichever is earlier, if sent by first class, registered or certified mail, postage prepaid and properly addressed, or on the following day if sent by an overnight courier service, and shall be delivered as follows (or to such other address as may be designed from time to time in writing pursuant to the provisions hereof):

          If to ALIAC:           Aetna Life Insurance and Annuity Company
                                 151 Farmington Avenue, YF5N
                                 Hartford, CT 06156
                                 Attention:  Shaun P. Mathews, Senior Vice
                                             President, Strategic Markets &
                                             Products


          with a copy to:        Aetna Life Insurance and Annuity Company
                                 151 Farmington Avenue, RE4C
                                 Hartford, CT 06156
                                 Attention:  Susan E. Bryant, Esq.


          If to OFDI:            Oppenheimer Funds Distributor, Inc.
                                 Two World Trade Center, Suite 3400
                                 New York, NY 10048-0203
                                 Attention:  James Ruff, President


          with a copy to:        Oppenheimer Funds Distributor, Inc.
                                 Two World Trade Center - Suite 3400
                                 New York, NY 10048-0203
                                 Attention:  Andrew  J.   Donohue,  General
                                             Counsel


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               The  Agreement herein set forth  has been and  is solely for the benefit of ALIAC, OFDI and their respective successors and assign, and no other person shall acquire or have any right under
          or  by virtue of  this Agreement.   This Agreement  is the entire
          agreement between the parties hereto and supersedes all prior agreements and understanding pertaining to the subject hereof.

               This Agreement shall not take effect, and shall be null and void, if the Assumption Reinsurance Agreement is not closed and the CLIAC Contracts are not assumed by ALIAC thereunder.

               IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative.

                                   AETNA LIFE INSURANCE AND ANNUITY COMPANY

                                   By:

                                   Title:

                                   Date:



                                   OPPENHEIMER FUNDS DISTRIBUTOR, INC.

                                   By:

                                   Title:

                                   Date:



















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